UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2017

McDermott International, Inc.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On March 8, 2017, McDermott International, Inc. (“McDermott”), is adding to its Web site supplemental Q&A information relating to the memorandum of understanding discussed in Item 8.01 of this report. Those materials can be accessed by using the “Investors” link at McDermott’s Web site, and clicking on “Middle East Business Operations Supplemental Questions and Answers,” under “Presentations and Events.”

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

On March 8, 2017, McDermott International, Inc. (“McDermott”), announced that it has entered into a memorandum of understanding (the “MOU”) with Saudi Arabian Oil Company (“Aramco”), which contemplates a long-term lease of land to McDermott at the new maritime complex being developed by Aramco at Ras Al Khair in the Kingdom of Saudi Arabia (the “KSA”). McDermott plans to develop a new, technologically advanced fabrication yard, with increased automation, and marine base on that leased property. The MOU contemplates that McDermott will relocate its Middle East regional headquarters, which include project management, general administration, engineering and procurement operations and other functions, to a location to be determined within the KSA, within two years of entering into the lease agreement. The MOU provides for an exclusivity period extending to June 1, 2018 for the negotiation and finalization of mutually acceptable definitive documentation for the lease and related arrangements contemplated by the MOU.

McDermott views the contemplated arrangements as a significant opportunity to strengthen its long-term strategic relationship with Aramco, the world’s largest oil and gas exploration and development company and McDermott’s largest customer. In addition, McDermott believes the new facilities will be beneficial to other customers in the Middle East and other regions. McDermott views the arrangements contemplated by the MOU as an opportunity for a long-term investment in McDermott’s business, through the modernization of its facilities in the Middle East region, and intends to use those facilities to pursue profitable opportunities throughout the value chain for engineering, procurement, construction and installation (“EPCI”) services to customers in both offshore and subsea markets, primarily in the KSA, Bahrain, Kuwait, Qatar, Oman, the United Arab Emirates and, to the extent commercially reasonable, the Arabian Gulf, the Red Sea, the Caspian Sea and in certain markets in the Eastern Mediterranean Sea and offshore India and East Africa.

The MOU contemplates the transition of the operations at McDermott’s yard in Jebel Ali, U.A.E. to the new maritime yard over a period of time, and, based on the current schedule, extending to the mid-2020s, assuming completion of several milestone achievements. McDermott views the eventual move of its Middle East regional facilities to the KSA as an evolution of its long history in the region. McDermott believes that this move will also be a key component to its continuing success in the Middle East by demonstrating McDermott’s support of Aramco’s In-Kingdom Total Value Add (“IKTVA”) program, which is intended to expand KSA-based business operations to help drive KSA domestic value creation and maximize long-term economic growth, diversification, job creation and workforce development, to support a rapidly changing Saudi economy, as well as to support the KSA’s “Vision 2030.” Aramco’s IKTVA program aims to achieve 70% localization of all spending on goods and services, and to enable 30% export of Saudi energy sector products by 2021.

The MOU contemplates that McDermott will agree to adhere to all applicable KSA content requirements and that McDermott will also target to achieve by 2030 at the new fabrication yard and marine base and its regional headquarters a minimum combined average of 40% of its workforce comprised of KSA nationals, which would equate to approximately 5,000 KSA nationals, based on currently assumed activity levels and business volumes, although Aramco may require, in the definitive documentation, the 40% combined average Saudisation commitment to be increased to up to 60%, provided that an appropriate number of qualified KSA nationals are available in the market and such increase is cost effective for McDermott. Subject to the requirements of applicable law, qualified KSA nationals will be given preference by McDermott over qualified non-KSA nationals, if such qualified KSA nationals are available at commercially reasonable and commercially sustainable cost when compared to such non-KSA nationals.

The new facilities are expected to include advanced automation, an optimized layout, nearby port access, state-of-the-art facilities and infrastructure that will increase fabrication capacity and efficiency for McDermott. Subject to the execution and delivery of mutually acceptable definitive lease and other documentation, the completion by Aramco of the construction of Phase I infrastructure and completion of other milestone achievements, the MOU contemplates that the new facilities will become initially operational as early as 2019, with a ramp-up in man-hour capacity to 8 million man-hours within six months thereafter and, following further development, to 12 million man-hours and, eventually, 16 million man-hours. The MOU contemplates the complete shutdown and withdrawal of McDermott’s operations at its Jebel Ali yard shortly after reaching the 12 million man-hour capacity threshold at the new facilities. The Jebel Ali yard currently has a capacity of 8 million man-hours.

McDermott will be responsible for providing all necessary funds to satisfy and implement all of its commitments and obligations contemplated by the MOU, including to construct certain Phase II infrastructure (the infrastructure for the development to increase capacity to 16 million man-hours) and all of the above-ground facilities at the new fabrication yard and marine base. McDermott currently estimates that such funding requirements will need to be satisfied over a number of years, although significant capital expenditures are not expected to be incurred before 2018. The MOU does not contemplate any financing condition to the closing under the definitive lease and other documentation. McDermott expects to consider financing alternatives for the capital expenditure requirements contemplated by the MOU at an appropriate time.

The MOU provides that, within 120 days of its signing, the long-term agreement dated June 10, 2015 between McDermott and Aramco (“LTA-II”) will be amended to provide that in the event that, following entry into the definitive lease and other documentation, McDermott fails to meet: (1) its Saudisation commitment in full during any invoice period, McDermott will pay a monetary penalty to Aramco; and (2) its annual Saudisation Commitments for three consecutive years, or fails to comply in any material respect with its other obligations contemplated by the MOU for reasons that are solely attributable to McDermott, Aramco shall have the right to exclude McDermott from all bidding processes for offshore EPCI work for Aramco.

The MOU also provides that, in the event that McDermott withdraws from the proposed transaction at any point, or fails to comply in any material respect with its obligations set forth in the MOU to such an extent that it would reasonably be regarded as having withdrawn from the transaction in practice, McDermott will pay Aramco a break fee of $7.5 million.

The closing of the transactions contemplated by the MOU is expected to occur no later than June 1, 2018. The closing is subject to various conditions, including the negotiation, execution and delivery of mutually acceptable definitive lease and other documentation. McDermott can provide no assurance that the parties will agree to the terms of the definitive documentation contemplated by the MOU. If the parties fail to agree to such definitive documentation, then McDermott’s relationship with, and ability to obtain future project awards from, Aramco could be adversely affected.

On March 8, 2017, McDermott issued a press release announcing its entry into the MOU with Aramco. A copy of that press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

FORWARD-LOOKING STATEMENTS

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this report which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, among other things, statements about: the details regarding the transactions contemplated by the MOU, including the timing of the closing of those transactions; the expected benefits to be derived from those transactions; the timing and results of the development of the new fabrication yard and marine base at Ras Al Khair and the relocation of McDermott’s Middle East regional headquarters to the KSA; the intention to use the new, modernized facilities to pursue profitable opportunities throughout the value chain for EPCI services to customers in both offshore and subsea markets in specified regions; and the anticipated funding requirements to satisfy and implement McDermott’s commitments and obligations contemplated by the MOU. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: our inability to agree with Aramco and other third parties on the contractual arrangements referred to in this report, the effects of competition, actions of third parties and changes in conditions and other factors affecting our industry. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016. This report reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated March 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ STUART A. SPENCE
Stuart A. Spence
Executive Vice President and Chief Financial Officer

March 8, 2017

EXHIBIT INDEX

No.	Description
99.1	Press Release dated March 8, 2017.